Exhibit 4.3

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL NOTES REPRESENTED HEREBY, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.: 1

CUSIP No.: 695156 AV1	Principal Amount: $400,000,000
ISIN No.: US695156AV10

PACKAGING CORPORATION OF AMERICA

4.050% SENIOR NOTES DUE 2049

Packaging Corporation of America, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company,” which term includes any successor under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on December 15, 2049, and to pay interest thereon from and including November 21, 2019, or from and including the most recent date to which interest has been paid or duly provided for, to, but not including, the applicable Interest Payment Date (as defined below) or Maturity, as the case may be. The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), beginning on June 15, 2020, and at Maturity, at the rate of 4.050% per annum, until the principal hereof is paid or duly made available for payment. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities)

is registered at the close of business on June 1 or December 1, as applicable, (whether or not a Business Day) prior to such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Person who was the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of and premium, if any, and the interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to DTC, or its nominee.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture, dated as of July 21, 2003 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) in aggregate principal amount to $400,000,000, subject to the right of the Company, without the consent of the Holders of the Notes, to “reopen” such series and to issue additional Notes of such series on the terms and subject to the conditions provided in or pursuant to the Indenture.

At any time prior to the Par Call Date, the Notes may be redeemed by the Company, in whole or from time to time in part, at the option of the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due on the final maturity date of the Notes (assuming that the Notes matured on the Par Call Date) (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, such Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of the Notes (or one or more Predecessor Notes) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture. In addition, at any time on or after the Par Call Date, the Notes may be redeemed by the Company, in whole or in part, at the option of the Company at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of the Notes (or one or more Predecessor Notes) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture. Any such redemption shall be effected in accordance with the terms and conditions set forth in the Indenture.

Notice of any redemption will be mailed at least 15 days but not more than 45 days before the applicable Redemption Date to each Holder of the Notes to be redeemed at such Holder’s registered address. Notices of redemption may be conditioned upon the consummation of a financing transaction or asset disposition (or a series of financing transactions or asset dispositions) in which part or all of the proceeds of such transaction will be used to redeem the Notes. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in the Company’s discretion, the redemption date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the redemption date, or the redemption date so delayed. If less than all the Notes are to be redeemed at the Company’s option, the Trustee will select, in such manner as it deems fair and appropriate, the Notes (or portions thereof) to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the applicable Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption on such Redemption Date.

If a Change of Control Triggering Event occurs, unless the Company has previously exercised its right to redeem the Notes as described above, the Company will make an offer to each Holder of Notes to repurchase all or any part (equal to $2,000) or integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a Repurchase Price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the applicable Repurchase Date. Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the Change of Control Triggering Event Repurchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the oiler to repurchase is conditioned on the Change of Control being consummated on or prior to the Repurchase Date specified in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act’’) and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event Repurchase Date, the Company will, to the extent lawful: (a) accept for payment all Notes or portions of Notes (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Company’s offer; (b) deposit with the Paying Agent an amount equal to the aggregate Repurchase Price in respect of all Notes or portions of Notes properly tendered; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

The Paying Agent will promptly mail or otherwise deliver to each Holder of Notes properly tendered the Repurchase Price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. An offer to repurchase the Notes upon a Change of Control Triggering Event may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

As used in this Note, the following terms have the meaning set forth below:

“Below Investment Grade Rating Event” occurs if the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the Company’s intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the Notes, then such 60-day period shall be extended for such time as the rating of the Notes by any Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the first day on which the majority of the members of the board of directors of the Company are not Continuing Directors;

(4)

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(5)

the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or any of the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction or series of related transactions effected to create a holding company for the Company will not be deemed to involve a Change of Control under clause (4) above if (1) pursuant to such transaction or series of related transactions, the Company becomes a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the Voting Stock of such holding company, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means, with respect to any Redemption Date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes (assuming, for this purpose, that the Notes mature on the Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the Independent Investment Banker obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such quotations or (iii) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation for such Redemption Date, that Reference Treasury Dealer Quotation.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of such board of directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Independent Investment Banker” means, with respect to any Redemption Date for the Notes, either Deutsche Bank Securities Inc. or Wells Fargo Securities, LLC or their respective successors, whichever is selected by the Company, or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States of America appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating, from any additional Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Par Call Date” means June 15, 2049.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means, with respect to any Redemption Date for the Notes, each of (i) Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer); and (ii) two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Repurchase Date,” with respect to any Note or portion thereof to be repurchased, means the date fixed for such repurchase by or pursuant to the Indenture or such Note.

“Repurchase Price,” with respect to any Note or portion thereof to be repurchased, means the price at which it is to be repurchased as determined by or pursuant to the Indenture or such Note.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent H.15, for United States Treasury securities adjusted to constant maturity with a maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the Notes (assuming, for this purpose, that the Notes mature on the Par Call Date), yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding such Redemption Date (or in the case of satisfaction and discharge, on the third business day preceding the deposit with the Trustee). As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotation” above, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. “H.15” means the daily statistical release designated as such, or any successor publication or program, published (including on its website) by the Board of Governors of the U.S. Federal Reserve System.

“Voting Stock” means, with respect to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or persons performing similar functions) of such person.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued and unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. The Indenture also permits the Company and the Trustee, without notice to or consent of the Holders of the Notes, to enter into one or more indentures supplemental thereto for the purposes specified in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the Office or Agency of the Company maintained for the purpose in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes are exchangeable for a like aggregate principal amount of Notes of authorized denominations as requested by the Holders, surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, and satisfies certain other conditions, all as more fully provided in the Indenture. In addition, the Indenture shall cease to be of further effect (subject to certain exceptions) with respect to the Notes when (1) either (A) all Notes previously authenticated and delivered have been delivered (subject to certain exceptions) to the Trustee for cancellation, or (B) all Notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year and, in the case of (i), (ii) or (iii) of this sentence, the Company has irrevocably deposited with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on all such Notes not theretofore delivered to the Trustee for cancellation, and (2) the Company satisfies certain other conditions, all as more fully provided in the Indenture. In the case of a satisfaction and discharge pursuant to clause (iii) of the preceding sentence prior to the Par Call Date, (x) the Redemption Price, as calculated using the Treasury Rate on the third Business Day preceding the deposit with the Trustee (in accordance with the definition of “Treasury Rate”) shall be sufficient for purposes of the deposit and (y) the Redemption Price shall be re-calculated using the Treasury Rate on the third Business Day preceding the Redemption Date as of which the Notes are called for redemption, and the Company shall deposit with the Trustee, on or prior to the applicable Redemption Date, any deficit in the Redemption Price as so re-calculated, which shall be applied toward the redemption of the Notes. The Company shall deliver to the Trustee an Officer’s Certificate setting forth the re-calculation of the Redemption Price as of the Redemption Date.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Packaging Corporation of America

By:	/s/ Pamela A. Barnes
Name:	Pamela A. Barnes
Title:	Senior Vice President —Finance and Controller

Dated: November 21, 2019

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:	/s/ Linda Garcia
Authorized Signatory

[Signature Page to 2049 Global Note]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT –		Custodian
TEN ENT — as tenants by the entireties		(Cust)		(Minor)
JT TEN — as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney
to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

OPTION TO ELECT REPAYMENT

(CHANGE OF CONTROL TRIGGERING EVENT)

The undersigned hereby irrevocably requests and instructs the Company to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the Repurchase Price, together with accrued and unpaid interest to, but not including, the Repurchase Date, to the undersigned at:

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the Holder elects to have repaid:                    ; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):

Dated:
	Name:	NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.